Exhibit 99

Joint Filer Information

Name: Vulcan Capital Private Equity I LLC

Address: 505 Fifth Avenue S., Suite 900, Seattle, WA 98104

Designated Filer:  Paul G. Allen

Issuer & Ticker Symbol:  Plains All American Pipeline LP [PAA]

Date of Event Requiring Statement:  12/08/2004

Signature:  	Vulcan Capital Private Equity I LLC



		By:  	/s/  W. Lance Conn
		Name: 	W. Lance Conn
		Title:	Authorized Person